As filed with the Securities and Exchange Commission on October 29, 2008

Registration No. 333-144982

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1 T0

FORM SB-2

on

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREEN MOUNTAIN RECOVERY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6141	26-0252191
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

(Address and telephone number of Registrant's principal executive offices)

39 Broadway, Suite 1601

New York, New York 10006

(212) 363-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Samuel M. Krieger, Esq. Krieger & Prager, LLP 39 Broadway, Suite 920 New York, New York 10006 Telephone: (212) 363-2900 Facsimile: (212) 363-2999

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee*
Common Stock, $0.0001 per share(1)	1,686,000	$0.10	$168,600	$5.18
Total	1,686,000	$0.10	$168,600	$5.18

(1)	Represents common shares currently outstanding to be sold by the selling security holders.

(2)

There is no current market for the securities. Although the registrant's common stock has a par value of $0.0001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the common stock, in good faith and for purposes of the registration fee, based on $0.10 per share. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

*	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 (FILE NO. 333-144982), DECLARED EFFECTIVE ON AUGUST 13, 2007.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED October 29, 2008

GREEN MOUNTAIN RECOVERY, INC.

1,686,000 Shares of Common Stock, par value $0.0001

This prospectus relates to the resale of 1,686,000 shares of common stock, par value $0.0001, of Green Mountain Recovery, Inc. which are issued and outstanding and held by persons who are stockholders of Green Mountain Recovery, Inc.

The selling security holders will be offering our shares of common stock at a price of $0.10 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market.

Investing in our securities involves significant risks. See "Risk Factors" beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.

The date of this prospectus is ___________ __, 2008

PROSPECTUS SUMMARY

As used in this prospectus, references to “Green Mountain Recovery, Inc.”, the "Company," "we," “our” or "us" refer to Green Mountain Recovery, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Corporate Background

Green Mountain Recovery, Inc. was incorporated under the laws of the State of Delaware on May 17, 2007. We have not generated any revenue to date. We currently have no employees other than our CEO and CFO who are also our only board members.

The Company acquires, manages and collects portfolios of consumer receivables for its own account. These portfolios generally consist of charged-off receivables that we acquire at a significant discount to the total amounts actually owed by the debtors. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow offers us an adequate return on our investment after servicing expenses. After purchasing a portfolio, we actively monitor its performance and review and adjust our collection and servicing strategies accordingly.  In 2008, we purchased charged-off consumer debt originating from either New York or New Jersey having a face value of $4,967,025.89..

We purchase receivables through privately negotiated direct sales, brokered transactions and auctions in which sellers of receivables seek bids from several debt purchasers. These receivables consist primarily of charged-off credit card accounts, automobile deficiencies and consumer loans but may include other types of charged-off receivables. Currently, we have limited our purchases of debt to debtors that reside in New York and New Jersey as we believe these states are better suited for our collection model. We pursue acquisitions of consumer receivable portfolios on an ongoing basis through our relationships with industry participants, collection agencies and brokers who specialize in the sale of consumer receivable portfolios.  Prior to purchasing a consumer receivable portfolio, we analyze the portfolio to determine the strategy that will best maximize collections in a cost efficient manner.

Our collection strategy is primarily to employ a legal model in which we place our consumer receivables with attorneys that file lawsuits where necessary to collect.  In some situations, for example where a litigation strategy is not appropriate, we may place consumer receivables with a traditional collection agency.  In order to maximize returns, we may also decide to sell all or part of a portfolio to a broker, collection agency or other entity interested in purchasing charged-off receivables..

We may acquire portfolios through a combination of internally generated cash flow and debt.

Our offices are currently located at 39 Broadway, New York, New York. Our telephone number is (212)363-7500.

The Offering

Securities offered:	Shares of Common Stock

Offering price :	$0.10 per share until a market develops and thereafter at market prices or prices negotiated in private transactions

Shares outstanding prior to offering:	2,500,000

Shares outstanding after offering:	2,500,000

Market for the common shares:

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. While our application by a market maker with the Financial Industry Regulatory Authority (“FINRA”) for admission to quotation of our securities on the NASD Over The Counter Bulletin Board has been approved, no trading has commenced in our Common Stock.  If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Summary Financial Information

Statement of Income Data:

	Six Months ended December 31, 2007	Six Months ended June 30, 2008
Revenues	$-0-	$2,373
Net Loss	$(16,833)	$(10,865)
Net Loss per Common Share - Basic and Diluted	$(0.01)	$(0.00)
Weighted Average Common Shares Outstanding -
Basic and Diluted	2,500,000	2,500,000

Balance Sheet Data:

At June 30, 2008
Working Capital Deficit	$(23,155)
Total Assets	$85,231
Stockholders' Deficit	$(23,155)

Capitalization:

Stockholders' Deficit
Preferred Stock, $.0001 par value; 1,000,000 shares authorized, none issued and outstanding	-
Common Stock, $.0001 par value; 99,000,000 shares authorized, 2,500,000 shares issued and outstanding	$2,500
Additional Paid-In Capital	$40,400
Accumulated Deficit	$(66,055)
Total Stockholders' Equity	$(23,155)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider these risk factors in addition to our financial statements. In addition to the following risks, there may also be risks that we do not yet know of or that we currently think are immaterial that may also impair our business operations. If any of the following risks occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Business

We may not be able to collect sufficient amounts on our defaulted consumer receivables to fund our operations

Our business consists of acquiring and servicing receivables that consumers have failed to pay and that the credit originator has deemed uncollectible and has charged-off. The credit originators generally make numerous attempts to recover on their defaulted consumer receivables, often using a combination of in-house recovery efforts and third-party collection agencies. These defaulted consumer receivables are difficult to collect and we may not collect a sufficient amount to cover our investment associated with purchasing the defaulted consumer receivables and the costs of running our business.

In the normal course of our portfolio acquisitions, some receivables may be included in the portfolios that fail to conform to certain terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement receivables. However, we cannot guarantee that any of such sellers will be able to meet their obligations to us. Accounts that we are unable to return to sellers may yield no return. If cash flows from operations are less than anticipated, our ability to satisfy our obligations, purchase new portfolios and our future growth and profitability may be materially adversely affected.

We may not be able to purchase defaulted consumer receivables at favorable prices, and a decrease in our ability to purchase portfolios of receivables could adversely affect our ability to generate revenue

Our ability to operate profitably depends upon the continued availability of receivable portfolios which meet our purchasing standards and are cost-effective based upon projected collections exceeding our acquisition costs. The market for acquiring receivable portfolios is becoming more competitive. Recently, our industry has attracted a large amount of investment capital. With this inflow of capital, we have seen a significant increase in the pricing of portfolios to levels that we believe will generate reduced returns on investment. With this increase in market competition, the purchase price of portfolios has increased, and the ratio of collections to acquisition costs can be expected to decrease, which would negatively affect our results of operations.

In addition to the competitive factors discussed above, the availability of consumer receivable portfolios at favorable prices and on favorable terms depends on a number of factors, within and outside of our control, including:

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the continuation of the current growth and charge-off trends in consumer debt;

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the continued sale of receivable portfolios by originating institutions;

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our ability to develop and maintain long-term relationships with portfolio sellers;

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our ability to obtain adequate data from portfolio sellers to appropriately evaluate the collectibility of, and estimate the value of, portfolios; and

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changes in laws and regulations governing consumer lending.

Because of the length of time involved in collecting defaulted consumer receivables on acquired portfolios and the volatility in the timing of our collections, we may not be able to identify trends and make changes in our purchasing strategies in a timely manner.  Furthermore, heightened regulation of the credit card and consumer lending industry may result in decreased availability of credit to consumers, potentially leading to a future reduction in defaulted consumer receivables available for purchase from credit originators. We cannot predict how our ability to identify and purchase receivables and the quality of those receivables would be affected if there is a shift in consumer lending practices, whether caused by changes in the regulations or accounting practices applicable to credit originators, a sustained economic downturn or otherwise.

Ultimately, if we are unable to continually purchase and collect on a sufficient volume of receivables to generate cash collections that exceed our costs, our business will be materially adversely affected.

We may rely on third parties to locate, identify and evaluate consumer receivable portfolios available for purchase.

We may rely on third parties, including brokers, to identify consumer receivable portfolios and, in some instances, to assist us in our evaluation and purchase of these portfolios. As a result, if such third parties fail to identify receivable portfolios or if our relationships with such third parties are not maintained, our ability to identify and purchase additional receivable portfolios could be materially adversely affected. In addition, if we or such parties fail to correctly or adequately evaluate the value or collectibility of these consumer receivable portfolios, we may pay too much for such portfolios and our earnings could be negatively affected.

Our industry is highly competitive, and we may be unable to continue to compete successfully with businesses that may have greater resources than we have.

We face competition from a wide range of collection and financial services companies that may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs and more established relationships in our industry than we currently have. Competitive pressures adversely affect the availability and pricing of charged-off receivable portfolios, as well as the availability and cost of qualified recovery personnel. As there are few significant barriers to entry for new purchasers of charged-off receivable portfolios, there is a risk that additional competitors with greater resources than ours, including competitors that have historically focused on the acquisition of different asset types, will enter our market. If we are unable to develop and expand our business or adapt to changing market needs as well as our current or future competitors, we may experience reduced access to charged-off receivable portfolios at acceptable prices and reduced profitability.

Moreover, we cannot assure you that we will be able to continue to offer competitive bids for charged-off receivable portfolios. We face bidding competition in our acquisition of charged-off receivable portfolios. In our industry, successful bids generally are awarded on a combination of price, service, and relationships with the debt sellers. Some of our current and future competitors may have more effective pricing and collection models, greater adaptability to changing market needs, and more established relationships in our industry. They may also pay prices for portfolios that we determine are not reasonable. There can be no assurance that we will continue to offer competitive bids for charged-off consumer receivable portfolios. In addition, there continues to be consolidation of issuers of credit cards, which have been a principal source of receivable purchases. This consolidation has limited the number of sellers in the market and has correspondingly given the remaining sellers increasing market strength in the price and terms of the sale of credit card accounts.  If we are unable to develop and expand our business or adapt to changing market needs as well as our current or future competitors are able to do, we may experience reduced access to defaulted consumer receivables portfolios at appropriate prices and reduced profitability.

Our quarterly operating results may fluctuate and cause our stock price to decline.

Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock.  Our results may fluctuate as a result of any of the following:

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the timing and amount of collections on our consumer receivable portfolios;

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a decline in the estimated value of our consumer receivable portfolio recoveries;

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increases in operating expenses associated with the growth of our operations; and

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general and economic market conditions.

We may not be successful at acquiring receivables of new asset types or in implementing a new pricing structure

We may pursue the acquisition of receivables portfolios of asset types in which we have little current experience. We may not be successful in completing any acquisitions of receivables of these asset types and our limited experience in these asset types may impair our ability to collect on these receivables. This may cause us to pay too much for these receivables and consequently we may not generate a profit from these receivables portfolio acquisitions.  Even if we successfully acquire such new types of receivables, our existing methods of collections may prove ineffective for such new receivables and our inexperience may materially adversely affect our financial condition.

We are dependent upon third parties to service a majority of our consumer receivable portfolios.

We outsource all our receivable collections to third-party collection agencies. As a result, we are dependent upon the efforts of these third- party service providers. Our revenues and profitability could be materially adversely affected if we are not able to identify suitable collections agencies to service our portfolios or if the collections agencies we use fail to adequately perform their obligations.

Our collections may decrease if certain types of bankruptcy filings increase

During times of economic recession, the amount of defaulted consumer receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings a debtor’s assets are liquidated to repay credit originators, but since the defaulted consumer receivables we service are generally unsecured we often would not be able to collect on those receivables. We cannot assure you that our collection experience would not decline with an increase in these types of bankruptcy filings. If our actual collection experience with respect to a defaulted consumer receivables portfolio is significantly lower than we projected when we purchased the portfolio, our financial condition and results of operations could deteriorate.

Economic uncertainty and increased bankruptcy filings could severely impact our business plan.

The United States economy is facing a period of increasing economic uncertainty characterized by rising foreclosure rates, instability in the securities markets, and limited access to credit.  As a result, the number of bankruptcy filings has increased.  For the twelve months ended June 30, 2008, the United States Courts received 967,000 bankruptcy petitions, an increase of 28.9% over the similar period ended June 20, 2007.   While recent amendments to the Bankruptcy Code have provided increased protection for credit card issuers, the filing of a petition frequently allows the debtor to delay and frequently receive a discharge of its outstanding debt.  In the event that any of the holders credit card debts purchased by the Company file a bankruptcy petition, this will have an adverse effect on our ability to collect such amounts.

Our ability to recover and enforce our defaulted consumer receivables may be limited under federal and state laws

Federal and state laws may limit our ability to recover and enforce our defaulted consumer receivables regardless of any act or omission on our part. Some laws and regulations applicable to credit card issuers may preclude us from collecting on defaulted consumer receivables we purchase if the credit card issuer previously failed to comply with applicable law in generating or servicing those receivables. Collection laws and regulations also directly apply to our business. Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement of and collection on consumer credit card receivables. Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to collect on our defaulted consumer receivables and may harm our business. In addition, federal and state governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the collection of our defaulted consumer receivables. Although we cannot predict if or how any future legislation would impact our business, our failure to comply with any current or future laws or regulations applicable to us could limit our ability to collect on our defaulted consumer receivables, which could reduce our profitability and harm our business.

Because our receivables are generally originated and serviced nationwide, we cannot assure you that the originating lenders have complied with applicable laws and regulations. While receivable acquisition contracts typically contain provisions indemnifying us for losses owing to the originating institution’s failure to comply with applicable laws and other events, we cannot assure you that any indemnities received from originating institutions will be adequate to protect us from losses on the receivables or liabilities to customers.

We use estimates in our revenue recognition and our earnings will be reduced if actual results are less than estimated.

We will utilize the interest method to determine revenue recognized on substantially all of our receivable portfolios. Under this method, each pool of receivables is modeled based upon its projected cash flows. A yield is then established which, when applied to the outstanding balance of the receivables, results in the recognition of revenue at a constant yield relative to the remaining balance in the receivable portfolio. The actual amount recovered by us on portfolios may substantially differ from our projections and may be lower than initially projected. If differences are material, we may reduce our yield, which would negatively affect our earnings, or take a write-off on all or a portion of our investment.

We are subject to ongoing risks of litigation, including individual or class actions under consumer credit, collections, employment, securities and other laws.

We operate in an extremely litigious climate and may in the future, be named as defendants in litigation, including individual or class actions under consumer credit, collections, employment, securities and other laws.  Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention from the operation of our business. The use of certain collection strategies could be restricted if class-action plaintiffs were to prevail in their claims. In addition, insurance costs continue to increase significantly and policy deductibles have also increased. All of these factors could have an adverse effect on our consolidated financial condition and results of operations.

We may make acquisitions that prove unsuccessful or strain or divert our resources.

From time to time, we consider acquisitions of other companies in our industry that could complement our business, including the acquisition of entities in diverse geographic regions and entities offering greater access to businesses and markets that we do not currently serve.  We may not be able to successfully acquire other businesses or, if we do, we may not be able to successfully integrate these businesses with our own, which may result in our inability to maintain our goals, objectives, standards, controls, policies or culture. In addition, through acquisitions, we may enter markets in which we have limited or no experience. The occurrence of one or more of these events may place additional constraints on our resources such as diverting the attention of our management from other business concerns which can materially adversely affect our operations and financial condition. Moreover, any acquisition may result in a potentially dilutive issuance of equity securities, incurrence of additional debt and amortization of identifiable intangible assets, all of which could reduce our profitability.

We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

Failure to raise adequate capital and generate adequate revenues to purchase debt portfolios and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern.  Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing, our then existing shareholders may suffer substantial dilution.

We will require additional funds to operate our business.  As of June 30, 2008 we had $5,592 in cash.  We anticipate that we will require up to approximately $250,000 to fund operations over the next twelve months including purchasing charged-off debt as well as for general overhead expenses such as salaries, corporate legal and accounting fees and office overhead.  Such funds may come from the sale of equity and/or debt securities and/or loans. It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy.  To date, our officers have loaned the Company $194,819.52 which the Company has used to purchase charged-off debt The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our business plans which could cause the company to become dormant. We currently do not have any arrangements or agreements to raise additional capital. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Because we do not have an audit or compensation committee, shareholders will have to rely on our president, who is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our president. Thus, there is a potential conflict of interest in that our president has the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (99,000,000) but unissued (96,500,000) common shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

The Company is and will continue to be completely dependent on the services of its president Joseph Levi, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

The Company’s operations and business strategy are completely dependent upon the knowledge and business contacts of Joseph Levi, our president.   He is under no contractual obligation to remain employed by us.  If he should choose to leave us for any reason before we have hired additional personnel, our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described herein.  We will fail without Mr. Levi or an appropriate replacement(s).  Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us. Therefore if it is ultimately determined that any such person shall not have been entitled to indemnification, this indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over the Company.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $ .0001 per share.

The specific terms of the preferred stock have not been determined, including:

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designations;

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preferences;

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conversions rights;

•

cumulative, relative;

•

participating; and

•

optional or other rights, including:

O

voting rights;

O

qualifications;

O

limitations; or

O

restrictions of the preferred stock

Our board of directors is entitled to authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in its sole discretion, with no further authorization by security holders required for the issuance thereof.

The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of the Company or make removal of management more difficult. As a result, the board of directors' ability to issue preferred stock may discourage the potential hostility of an acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

The ability of our two principal officers to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Upon the completion of this offering, two principal officers will beneficially own approximately 93% of our outstanding common stock assuming sale of all shares being registered. Because of this beneficial stock ownership, they will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. Their interests may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding their decisions. This level of control may also have an adverse impact on the market value of our shares because they may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC,  we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Risks Relating To Our Common Shares

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 99,000,000 shares of common stock, of which 2,500,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. There can be no assurances as to whether, subsequent to registration with the SEC:

(i)  any market for our shares will develop;

(ii)  the prices at which our common stock will trade; or

(iii)

the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of The Company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144, the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) increased.  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

In December 2007,, the Securities and Exchange Commission adopted changes to Rule 144, which shortened the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and removed the volume limitations for such persons.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future.  Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one.  See also “Plan of Distribution-State Securities-Blue Sky Laws.”

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. While our application by a market maker for admission to quotation of our securities on the NASD Over The Counter Bulletin Board has been approved, no trading has commenced in our Common Stock.  If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 1,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

THE OFFERING

This prospectus relates to the resale by certain selling security holders of the Company of up to 1,700,000 shares of our common stock. Such shares were offered and sold by us to the selling security holders in private placements conducted in June 2007, to the selling security holders pursuant to the exemptions from registration under the Securities Act provided by Regulations D and S of the Securities Act.

The selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.10 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the selling security holders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.10 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.10 per share is based on the price at which the selling shareholders purchased the shares from us. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS

Overview

The Company acquires, manages and collects portfolios of consumer receivables for its own account. These portfolios generally consist of charged-off receivables that we acquire at a significant discount to the total amounts actually owed by the debtors. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow offers us an adequate return on our investment after servicing expenses. After purchasing a portfolio, we actively monitor its performance and review and adjust our collection and servicing strategies accordingly.

We purchase receivables through privately negotiated direct sales, brokered transactions and auctions in which sellers of receivables seek bids from several debt purchasers. These receivables consist primarily of charged-off credit card accounts, automobile deficiencies and consumer loans but may include other types of charged-off receivables. Currently, we have limited our purchases of debt to debtors that reside in New York and New Jersey as we believe these states are better suited for our collection model. We pursue acquisitions of consumer receivable portfolios on an ongoing basis through our relationships with industry participants, collection agencies and brokers who specialize in the sale of consumer receivable portfolios.  Prior to purchasing a consumer receivable portfolio, we analyze the portfolio to determine the strategy that will best maximize collections in a cost efficient manner.

Our collection strategy is primarily to employ a legal model in which we place our consumer receivables with attorneys that file lawsuits where necessary to collect.  In some situations, for example where a litigation strategy is not appropriate, we may place consumer receivables with a traditional collection agency.  In order to maximize returns, we may also decide to sell all or part of a portfolio to a broker, collection agency or other entity interested in purchasing charged-off receivables.

We acquire portfolios through a combination of internally generated cash flow and debt.

Industry Overview

Historically, credit originators have sought to limit credit losses either through using internal collection efforts with their own personnel or outsourcing collection activities to accounts receivable management providers. Credit originators that have outsourced the collection of defaulted receivables have typically remained committed to third-party providers as a result of the perceived economic benefit of outsourcing and the resources required to reestablish the infrastructure required to support in-house collection efforts. Credit originators’ outsourced solutions include selling their defaulted receivables for immediate cash proceeds and placing defaulted receivables with an outsourced provider on a contingent fee basis while retaining ownership of the receivables.

In the event that a credit originator sells receivables to an accounts receivables management company, the credit originator receives immediate cash proceeds and eliminates the related fixed and variable costs associated with internal recovery operations. Credit originators have developed a variety of processes through which to sell their receivables. Some credit originators pursue an auction-type sales approach in which they obtain bids for specified portfolios from competing parties. Receivables are also sold in privately negotiated transactions between the credit originator and a purchaser. In addition, many credit originators enter into forward flow contracts. Forward flow contracts commit a credit originator to sell, and purchasers to acquire, a steady flow of defaulted consumer receivables periodically over a specified period of time for a fixed percentage of the face amount of the receivables.

According to the U.S. Federal Reserve Board, consumer credit has increased from $1.2 trillion at December 31, 1997 to $2.3 trillion at July 31, 2006.  Over $110 billion in face value of debt was purchased in the United States in 2005.  The vast majority of purchased debt has been charged–off credit card receivables which accounted for 90 percent of the face value of debt purchased in 2005. As the debt purchasing market matures, other companies, such as telecommunications providers, hospitals, physician groups and other businesses have begun to sell their nonperforming accounts.

Third–party debt collectors returned $39.3 billion to the U.S. economy in 2005 that represented a 22% reduction in private sector bad debt for the year. U.S. collection agencies earned $12.1 billion in 2005. There are approximately 6,500 collection agencies operating the United States.  Most of these collections companies are small, privately-owned companies that collect for others for a contingent fee. Counting creditors’ in–house collectors, the accounts receivable management industry employs 456,000 collectors and is expected to add 18 to 26 percent to staffing roles between 2004 and 2014.

The receivables management industry is growing rapidly, driven by increasing levels of consumer debt, higher default rates, and increasing use of third-party providers by credit originators to collect their defaulted receivables. We believe that as a result of the difficulty in collecting these receivables and the desire of originating institutions to focus on their core businesses and to generate revenue from these receivables, originating institutions are increasingly electing to sell portfolios of charged-off receivables.  The accounts receivable management industry services credit originators including banks, healthcare providers, utilities, telecommunications providers, consumer finance companies, retail businesses and auto lenders, among others.

In recent years, the accounts receivable management industry has increased its use of technology in order to operate more effectively and leading companies utilize proprietary databases and portfolio evaluation programs, automated predictive dialers, automated call distributors and computerized skip-tracing capabilities. We expect the increasing importance of technology and the associated increased capital requirements to cause challenges for many smaller participants lacking the required capital and management resources to implement and effectively utilize such technology to compete effectively and to continue to maintain regulatory standards.

Our Strategy

Our primary objective is to grow our business by identifying, evaluating, pricing and acquiring consumer receivable portfolios and maximizing collections of such receivables in a cost efficient manner. Our strategy includes using strategic relationships to identify and acquire consumer receivable portfolios; managing the collection and servicing of our consumer receivables by outsourcing those activities to maintain low fixed overhead; selling accounts when our efforts have been exhausted or when we can capitalize on favorable market prices; and expanding our business through the purchase of consumer receivables from new sources and consisting of different asset classes.

Portfolio Acquisitions

We purchase discrete pools of consumer receivables from a variety of debt sellers as well as from collection agencies and through debt brokers. Currently, we have limited our purchases of debt to debtors that reside in New York and New Jersey as we believe these states are better suited for our collection model.  We have established certain relationships that allow us to purchase portfolios directly through negotiated transactions and we also participate in the auction-style purchase processes.  The receivables we purchase primarily consist of charged-off credit card accounts, automobile deficiencies and charged-off consumer loans.  We acquire these consumer receivables at a significant discount to the total amounts actually owed by the debtors. Before a purchase, we perform a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow resulting from collection efforts provides us an adequate return on our investment after servicing expenses. After purchasing a portfolio, we actively monitor its performance and review and adjust our collection strategy in an effort to maximize returns.

The consumer receivables we purchase includes a diverse set of accounts that can be categorized by asset type, age and size of account, level of previous collection efforts and geography. To identify attractive buying opportunities, we contact known and prospective sellers of defaulted consumer receivables. In a typical sale transaction, a debt owner distributes a computer data file containing ten to fifteen basic data fields on each receivables account in the portfolio offered for sale. Such fields typically include the consumer’s name, address, outstanding balance, date of charge-off, date of last payment and the date the account was opened. We perform our due diligence on the portfolio by performing quantitative analysis on the data file to determine the estimated cash flows resulting from collecting on the portfolio over certain periods of time.  The analysis includes evaluating many different variables associated with the portfolio that may include: the number of collection agencies previously attempting to collect the accounts in the portfolio, the average balance of the receivables; the age of the receivables, past history of performance of similar assets; number of days since charge-off, payments made since charge-off, the credit originator and their credit guidelines, the locations of the debtors, assets found within portfolios and the ability to obtain customer statements from the original issuer.  In addition, we estimate the projected expenses associated with collecting a particular portfolio and also estimate the value of any portions of the portfolio that remain uncollected in order to arrive at an appropriate price for the portfolio.

In the second quarter and third quarters of 2008, the Company has purchased charged-off consumer debt originating from either New York or New Jersey having a face value of $4,967,025.89 at a cost of $194,819.52. The purchased debt consisted of 971 accounts and includes charged-off credit cards, automobile deficiencies and consumer loans.

The Company continues to intend to acquire portfolios of charged-off receivables to purchase that meet its criteria. Prices for charged-off accounts receivable portfolios have decreased over the past 6 months and prices appear to be favorable at the current time.  Although we cannot give any assurances that prices will not drop further, we are determined to remain disciplined and purchase portfolios only when we believe we can achieve acceptable returns.

Collection of Receivables

We place our debt portfolios with collection attorneys that are licensed to practice in New York and New Jersey. Our collection strategy is to have the collection attorneys commence a lawsuit against the debtors a soon as practical and in keeping with all applicable state and federal laws.  The collection attorneys we use are paid a contingency fee based on the amounts collected.  There are certain debtor accounts for which we consider a litigation strategy inappropriate.  For example, we consider a litigation of certain low-balance accounts as not cost effective. We intend to place such accounts with a traditional collection agency.  .Also, at any time in the collection process we may determine that our returns will be maximized by selling the remaining uncollected portion of a particular portfolio to a debt buyer, broker collection agency or other entity.

As of June 30, 2008, the Company had not yet received any revenues from its legal collection strategy but expects to see an increase in revenues over the next twelve months as a result of this strategy.

Competition

The consumer credit recovery industry is highly competitive and fragmented. We compete with a wide range of collection companies and financial services companies which may have substantially greater personnel and financial resources than we do. We also compete with traditional contingency agencies and in-house recovery departments. Competitive pressures affect the availability and pricing of receivables portfolios, as well as the availability and cost of qualified recovery personnel. In addition, some of our competitors may have signed forward flow contracts under which originating institutions have agreed to transfer charged-off receivables to them in the future, which could restrict those originating institutions from selling receivables to us. We believe some of our major competitors, which include companies that focus primarily on the purchase of charged-off receivables portfolios, have continued to diversify into third party agency collections and into offering credit card and other financial services as part of their recovery strategy.

In recent years, the accounts receivable management industry has increased its use of technology in order to operate more effectively and leading companies utilize proprietary databases and portfolio evaluation programs, automated predictive dialers, automated call distributors and computerized skip-tracing capabilities. We expect the increasing importance of technology and the associated increased capital requirements to cause challenges for many smaller participants lacking the required capital and management resources to implement and effectively utilize such technology to compete effectively and to continue to maintain regulatory standards.

Government Regulation

Federal and state statutes establish specific guidelines and procedures which debt collectors must follow when collecting consumer accounts. It is our policy to comply with the provisions of all applicable federal laws and comparable state statutes in all of our recovery activities, even in circumstances in which we may not be specifically subject to these laws. Our failure to comply with these laws could have a material adverse effect on us in the event and to the extent that they apply to some or all of our recovery activities. Federal and state consumer protection, privacy and related laws and regulations extensively regulate the relationship between debt collectors and debtors, and the relationship between customers and credit card issuers. Significant federal laws and regulations applicable to our business as a debt collector include The Fair Debt Collections Practices Act (the “FDCPA”) and comparable state statutes that establish specific guidelines and procedures, which debt collectors must follow when communicating with customers, including the time, place and manner of the communications. It is our policy to comply with the provisions of the FDCPA and comparable state statutes in all of our recovery activities, even though we may not be specifically subject to these laws. Our failure to comply with these laws could have a material adverse effect on us if they apply to some or all of our recovery activities. In addition to the FDCPA, significant federal laws applicable to our business include the following: Truth-In-Lending Act, Fair Credit Billing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Electronic Funds Transfer Act, U.S. Bankruptcy Code, Gramm-Leach-Bliley Act and Regulations that relate to these Acts.

Additionally, there may be comparable statutes in those states in which customers reside or in which the originating institutions are located. State laws may also limit the interest rate and the fees that a credit card issuer may impose on its customers, and also limit the time in which we may file legal actions to enforce consumer accounts.

The relationship between a customer and a credit card issuer is extensively regulated by federal and state consumer protection and related laws and regulations. While we are not a credit card issuer, these laws affect some of our operations because the majority of our receivables were originated through credit card transactions. The laws and regulations applicable to credit card issuers, among other things, impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles, and at year-end. Federal law requires, among other things, that credit card issuers disclose to consumers the interest rates, fees, grace periods, and balance calculation methods associated with their credit card accounts. Some laws prohibit discriminatory practices in connection with the extension of credit. If the originating institution fails to comply with applicable statutes, rules, and regulations, it could create claims and rights for the customers that would reduce or eliminate their obligations under their receivables, and have a possible material adverse effect on us. When we acquire receivables, we generally require the originating institution to contractually indemnify us against losses caused by its failure to comply with applicable statutes, rules, and regulations relating to the receivables before they are sold to us.

Federal statutes further provide that, in some cases, consumers cannot be held liable for, or their liability is limited with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card. These laws, among others, may give consumers a legal cause of action against us, or may limit our liability to recover amounts owing with respect to the receivables, whether or not we committed any wrongful act or omission in connection with the account.

Recently enacted state and federal laws concerning identity theft, privacy, the use of automated dialing equipment and other consumer protection laws impose requirements or restrictions on collection methods or our ability to enforce and recover certain debts. These requirements or restrictions could adversely affect our ability to enforce the receivables.

The laws described above, among others, as well as any new laws, rules or regulations, may adversely affect our ability to recover amounts owing with respect to the receivables.

Employees

We have no full time employees at this time. All functions including development, strategy, negotiations and clerical are currently being provided by Joseph Levi, our President and Chief Executive Officer, and Eduard Korsinsky our Chief Financial Officer, Secretary, and Director, at no salary.   Mr. Levi and Mr. Korsinsky have agreed to the deferment of their salary until such time that sufficient funds are available.  Our collection activities are staffed by independent contractors.

DESCRIPTION OF PROPERTY

The Company’s office is located at the office of Joseph Levi, our President, Chief Executive Officer and Director. Mr. Levi provides such office to the Company at no charge.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Plan of Operation

Beginning in the second quarter of 2008, the Company has purchased charged-off consumer debt originating from either New York or New Jersey and plans on collecting such debt using a legal collection model.  In particular, in the second quarter and third quarters of 2008, the Company has purchased charged-off consumer debt originating from either New York or New Jersey having a face value of $4,967,025.89 at a cost of $194,819.52. The purchased debt consisted of 971 accounts and includes charged-off credit cards, automobile deficiencies and consumer loans.

Under its legal collection model, the Company intends to outsource the collections of its debt portfolio to attorneys in New York and New Jersey that have experience in collecting debt.  The Company will typically compensate the collection attorneys with a percentage of the amount of collections they achieve. As of June 30, 2008, the Company had not yet received any revenues from its legal collection strategy but expects to see an increase in revenues over the next twelve months as a result of this strategy.

The Company continues to intend to acquire portfolios of charged-off receivables to purchase that meet its criteria. Prices for charged-off accounts receivable portfolios have decreased over the past 6 months and prices appear to be favorable at the current time.  Although we cannot give any assurances that prices will not drop further, we are determined to remain disciplined and purchase portfolios only when we believe we can achieve acceptable returns.

We do not have sufficient resources to effectuate our business. As of June 30, 2008 we had approximately $5592 in cash.  We expect to require approximately $250,000 to fund operations over the next twelve months including for purchasing charged-off debt as well as for general overhead expenses such as for salaries, corporate legal and accounting fees and office overhead. Our officers have loaned the Company $194,819.52 which the Company has used to purchase charged-off debt. Our officers may make additional loans to the Company until such time as the Company raises sufficient funds from third-parties or generates sufficient revenues to fund operations.  There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for operations will have a severe negative impact on our ability to remain a viable company.

Critical Accounting Principles

Purchased Accounts Receivable:

The Company applies American Institute of Certified Public Accountants (“AICPA”) Statement of Position 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 addresses accounting for differences between contractual versus expected cash flows over an investor’s initial investment in certain loans when such differences are attributable, at least in part, to credit quality.

The Company uses all available information to forecast the cash flows of its purchased accounts receivable including, but not limited to, credit scores of the underlying debtors, seller’s credit policies, and location of the debtor.

The Company acquired the accounts receivable in a portfolio that was recorded at cost, which includes external costs of acquiring portfolios. Once a portfolio is acquired, the accounts in the portfolio are not changed, unless replaced, returned or sold. All acquired accounts receivable have experienced deterioration of credit quality between origination and the Company’s acquisition of the accounts receivable, and the amount paid for a portfolio of accounts receivable reflects the Company’s determination that it is probable the Company will be unable to collect all amounts due according to each loan’s contractual terms. The Company considers expected collections, and estimates the amount and timing of undiscounted expected principal, interest, and other cash flows (expected at acquisition). The Company determines the nonaccretable difference, or the excess of the portfolio’s contractual principal over all cash flows expected at acquisition as an amount that should not be accreted. The remaining amount represents accretable yield, or the excess of the portfolio’s cash flows expected to be collected over the amount paid, and is accreted into earnings over the remaining life of the portfolio.

At acquisition, the Company derives an internal rate of return (“IRR”) based on the expected monthly collections over the estimated economic life of the portfolio of accounts receivable compared to the original purchase price. Collections on the portfolios are allocated to revenue and principal reduction based on the estimated IRR for each accounts receivable. Revenue on purchased accounts receivable is recorded monthly based on applying the effective IRR for the quarter to its carrying value. Over the life of a portfolio, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its portfolio determined using the effective interest rates has decreased, and if so, records an expense to establish a valuation allowance to maintain the original IRR established at acquisition. Any increase in actual or estimated cash flows expected to be collected is first used to reverse any existing valuation allowance for that portfolio, or aggregation of portfolios, and any remaining increases in cash flows are recognized prospectively through an increase in the IRR. The updated IRR then becomes the new benchmark for subsequent valuation allowance testing.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed will be in effect when the differences reverse.

Impact of New Accounting Standards

In June 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) , as amended by SEC Release No. 33-8934 on June 26, 2008.Commencing with the Company’s Annual Report for the year ending December 31, 2009, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end and of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-K. Furthermore, in the following fiscal year, it is required to file the registered independent accounting firm’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("FAS 157"). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company's financial statements issued in 2008; however, earlier application is encouraged. The Company does not anticipate that the adoption of SAB No. 108 will have a material effect on the Company’s financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS No. 159). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting.  SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on its financial statements.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“SFAS No. 160”), which causes non-controlling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on its consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities.  Pursuant to SFAS No.161, Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption.  In years after initial adoption, this Statement requires comparative disclosures only for periods subsequent to initial adoption.  The Company does not expect the adoption of SFAS No. 161 to have a material impact on the financial results of the Company.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Accordingly, we will have to raise the funds to pay for these expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. Our officer and director will fund any expenses which arise until such time as the Company raises sufficient funds. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for a marketing program will have a severe negative impact on our ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our directors and executive officers, including their names, ages, and business experience.

Name and Business Address	Age	Position
Joseph Levi 39 Broadway New York, New York 10006	49	President, Chief Executive Officer & Director
Eduard Korsinsky 39 Broadway New York, New York 10006	37	Secretary, Chief Financial Officer & Director

Joseph Levi has been our Chief Executive Officer and director since our inception on May 17, 2007.  Since September 2003, Mr. Levi has been a partner at the law firm of Zimmerman, Levi and Korsinsky, LLP.  From September 1995 to September 2003, Mr. Levi was a litigation associate at various law firms.  Mr. Levi has a BS Degree in Electrical Engineering from Polytechnic University (1984), an MS in System Engineering from, Polytechnic University (1986) and a JD from - Brooklyn Law School (1995). From April 1992 to June 1995, Mr. Levi was a principal in a computer network consulting practice. From June 1988 to May 1992, Mr. Levi was a corporate sales manager for a computer sales and services firm.  From June 1984 to May 1988, Mr. Levi was an engineer at ITT Avionics.

Eduard Korsinsky has been our Chief Financial Officer, Secretary and director since our inception on May 17, 2007. Since September 2003 Mr. Korsinsky has been a partner with the law firm of Zimmerman, Levi & Korsinsky where he concentrates in the area of complex commercial litigation and mergers and acquisitions litigation.  From 1997 through 2003 Mr. Korsinsky was a litigation associate at various law firms.  From 1995 through 1997 Mr. Korsinsky worked for the accounting firm of KPMG.  Mr. Korsinsky holds a B.S. in Accounting from Brooklyn College, Summa cum laude (1992); a J.D. from Brooklyn Law School (1995); and a LL.M, Master of Law(s) degree in Taxation from New York University School of Law (1998).

Mr. Levi is a director of StatSure Diagnostic Systems, Inc. Mr. Korsinsky is not a director in any reporting company. They have not been affiliated with any business that has filed for bankruptcy within the last five years. They are not parties adverse to our Company and nor do they have a material interest adverse to it.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountant is Li & Company, P.C.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the Company’s board of directors will establish an audit committee and a compensation committee.  We believe that we will need a minimum of five directors to have effective committee system. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

All directors will be reimbursed by the Company for any expenses incurred in attending directors' meetings provided that the Company has the resources to pay these fees. The Company will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Stock Option Plan

Pursuant to the board of directors’ approval and subsequent stockholder approval, the Company adopted our 2007 Non-Statutory Stock Option Plan (the “Plan”) whereby we reserved for issuance up to 1,500,000 shares of our common stock. Non-Statutory Stock Options do not meet certain requirements of the Internal Revenue Service as compared to Incentive Stock Options which meet the requirements of Section 422 of the Internal Revenue Code. Nonqualified options have two disadvantages compared to incentive stock options. One is that recipients have to report taxable income at the time that they exercise the option to buy stock, and the other is that the income is treated as compensation, which is taxed at higher rates than long-term capital gains. We intend to file a Registration Statement on Form S-8 so as to register those 1,500,000 shares of common stock underlying the options in the Plan once we are eligible to do so which will be after we are subject to the Exchange Act Reporting Requirements and have filed all required reports during the preceding 12 months or such shorter period of time as required.

No options are outstanding or have been issued under the Plan as of September 25,2008.

As previously indicated, the board of directors, on June 1, 2007, adopted the Plan so as to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of the Company and our subsidiaries, if any.  The board of directors believes that our policy of granting stock options to such persons will provide us with a potential critical advantage in attracting and retaining qualified candidates.  In addition, the Plan is intended to provide us with maximum flexibility to compensate plan participants.  We believe that such flexibility will be an integral part of our policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value.  The board of directors believes that important advantages to the Company are gained by an option program such as the Plan which includes incentives for motivating our employees, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and our stockholders on the other.

The principal terms of the Plan are summarized below; however, it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Plan, a copy of which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Summary Description of the Green Mountain Recovery,  Inc. 2007 Non-Statutory Stock Option Plan

The purpose of the Plan is to provide directors, officers and employees of, as well as consultants, attorneys and advisors to, the Company and our subsidiaries, if any, with additional incentives by increasing their ownership interest in Green Mountain Recovery.  Directors, officers and other employees of the Company and our subsidiaries, if any, are eligible to participate in the Plan.  Options in the form of Non-Statutory Stock Options (“NSO”) may also be granted to directors who are not employed by us and consultants, attorneys and advisors to us providing valuable services to us and our subsidiaries.  In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to us and/or our subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status.  The Plan provides for the issuance of NSO’s only, which are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, as amended.  Further, NSO’s have two disadvantages compared to ISO’s in that recipients of NSOs must report taxable income at the time of NSO option exercise and income from NSO’s is treated as compensation which is taxed at higher rates than long-term capital gains.

Our board of directors or a compensation committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period.  Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and (c) if such termination is for cause (as determined by the board of directors and/or compensation committee), such options shall terminate immediately.  Unless otherwise determined by the board of directors or compensation committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted.  No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

The Plan may be amended, altered, suspended, discontinued or terminated by the board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would:

a.

decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan, or

b.

extend the NSO period, or

c.

materially increase the benefits accruing to Plan participants, or

d.

materially modify Plan participation eligibility requirements, or

e.

extend the expiration date of the Plan.

Unless otherwise indicated the Plan will remain in effect for a period of ten years from the date adopted unless terminated earlier by the board of directors except as to NSOs then outstanding, which shall remain in effect until they have expired or been exercised.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	-	-
Equity compensation plans not approved by security holders	-	-	-
Total	-	-	-

EXECUTIVE COMPENSATION

Since our inception, May 17, 2007, we have not paid any compensation to directors and officers.

We adopted our 2007 Non-Statutory Stock Option Plan on June 1, 2007.  No stock options or stock appreciation rights have been granted to our sole director and officer since our inception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of July 16, 2007, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.  The balance shown for Joseph Levi includes an additional 3,000 Shares owned by his wife in accordance with SEC Release 33-4819 which states, in part, that a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children.  Mr. Levi disclaims any beneficial interest in or control over any of such shares other than that which may be attributed to them by operation of law.  Except as noted below, each person has sole voting and investment power.

Name and Address of	Number of Shares
Beneficial Owner[1]	Beneficially Owned	Percent of Class

Joseph Levi	1,150,000	46%
Eduard Korsinsky	1,147,000	45.9%

Officers and Directors
As a group (2 members)	2,297,000	91.9%

_____________________________

1  The address for each person is 39 Broadway, Ste. 1601, New York, New York 10006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 17, 2007, we issued 2,294,000 shares of our common stock to Joseph Levi and Eduard Korsinsky in consideration for the payment of an aggregate of $1,147 each. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of September 25,2008, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling security holders in a private placement made between May through June 2007 pursuant to the exemptions from the registration under the Securities Act provided by Regulations D and S of the Securities Act. None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 2,500,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

	Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
Name of Selling Security Holder			Number of Shares	% of Class
Joseph Levi (2)	1,147,000	740,000	407,000	16.3
Eduard Korsinsky (3)	1,147,000	740,000	407,000	16.3
Michael Korsinsky	1,000	1,000
Leah S. Korsinsky	1,000	1,000
Julian Whiteman	1,000	1,000
Marc Whiteman	1,000	1,000
Deborah Whiteman	1,000	1,000
Julian Whiteman CUST Esther Whitman	1,000	1,000
Julian Whiteman CUST Sam Herskowitz	1,000	1,000
Julian Whiteman CUST Ethan Zolty	1,000	1,000

Helen Korsinsky	1,000	1,000
Gersh Korsinsky	1,000	1,000
Freda Levi (4)	1,000	1,000
Shlomo Levi(4)	1,000	1,000
Miri Levi(4)	1,000	1,000
Milton Pfeiffer	1,000	1,000
Francis Pfeiffer	1,000	1,000
Zev Kahan	1,000	1,000
Azron Markowitch	1,000	1,000
Yaakov Markowitch	1,000	1,000
Masha Markowitch	1,000	1,000
Getzel Markowitch	1,000	1,000
Beth Shochet	1,000	1,000
Moshe Y. Kops	1,000	1,000
Yaakov Markovitch CUST Rosa Markovitch	1,000	1,000
Chana Wolfson	1,000	1,000
Yaakov Markowitch CUST Aaron Markowitz	1,000	1,000
Ronald Nussbaum	28,000	28,000
Etty Nussbaum	28,000	28,000
Miryam Wasserman	6,000	6,000
Giela Gellis	6,000	6,000
Michael Alter	6,000	6,000
Fay Krieger	50,000	50,000
Ita Londinski	9,000	9,000
Rivky Kalatsky	9,000	9,000
Steven D. Prager	7,000	7,000
Paula M. Merkle	1,000	1,000
George Grossberger	1,000	1,000
Eliezer Grossberger	1,000	1,000
Lawrence Grossberger	1,000	1,000
David Spira	10,000	10,000
Israel Bollag	1,000	1,000
Michael Ribowsky	1,000	1,000
Bracha Ribowsky	1,000	1,000
Stephanie Askal	1,000	1,000
Aliza Klugman	1,000	1,000
Abraham Rosenblatt	1,000	1,000
Shulamis T. Unger	1,000	1,000
Stuart Jay Unger	1,000	1,000
Stuart Jay Under CUST Ethan Unger	1,000	1,000
JASH Group, Inc.	1,000	1,000
Shelley Spindel	1,000	1,000
Say Chicken, Inc.	1,000	1,000
Chaim Benjaminson	5,000	5,000
Shloma Raskin	1,000	1,000

* Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 2,500,000 shares of common stock issued and outstanding as of September 25, 2008 .

(2)  Joseph Levi is our President and Chief Executive Officer and Director.

(3)  Eduard Korsinsky is our Chief Financial Officer, Secretary and Director.

(4)  Freda Levi is Joseph Levi’s wife, and Shlomo Levi and Miri Levi are his children.  In accordance with SEC Release 33-4819, Mr. Levi is regarded as the beneficial owner of securities held in the name of his spouse and their minor children.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Securities and Exchange
Commission registration fee+	$5.18
Legal fees and miscellaneous expenses (1)	$15,000.00
Accounting fees and expenses (1)	$10,000.00
Total (1)	$25,005.18
+ Previously Paid (1) Estimated.

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. While our application by a market maker for admission to quotation of our securities on the NASD Over The Counter Bulletin Board has been approved, no trading has commemced in our Common Stock.  If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

The selling security holders will be offering our shares of common stock at a price of $0.10 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Moreover, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of September 25, 2008 , there were 2,500,000 common shares issued and outstanding, which were held by approximately fifty-five stockholders of record.

Admission to Quotation on the OTC Bulletin Board

While our application by a market maker for admission to quotation of our securities on the NASD Over The Counter Bulletin Board has been approved, no trading has commemced in our Common Stock.  If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

Description of Securities

Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer.  Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 99,000,000 shares of common stock. There are 2,500,000 shares of our common stock issued and outstanding at July 16, 2007, which shares are held by approximately 55 shareholders. The holders of our common stock:

•

have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•

are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•

are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also Plan of Distribution subsection entitled “Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible” regarding negative implications of being classified as a “Penny Stock.”

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of the Company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if:

•

 the transaction is approved by the board of directors before the time the interested stockholder attained that status;

•

 upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

•

at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights. Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

•

 listed on a national securities exchange,

•

 included in the national market system by the FINRA, or

•

held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

•

 the articles of incorporation, and all amendments thereto,

•

 bylaws and all amendments thereto; and

•

a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Corp. 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121. Its telephone number is (801) 274-1088.

LEGAL MATTERS

Krieger & Prager, LLP of 39 Broadway, New York, New York 10006 has advised us about the legality and validity of the shares.   Members of Krieger & Prager, LLP and their spouses, hold approximately 113,000 shares of our Common Stock.  Krieger & Prager, LLP has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Li & Company, PC, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

GREEN MOUNTAIN RECOVERY, INC.

DECEMBER 31, 2007

INDEX TO FINANCIAL STATEMENTS

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets at December 31, 2007 and June 30, 2007	F-3

Statements of Operations for the Six Months Ended December 31, 2007 and the Period
From May 17, 2007 (inception) through June 30, 2007	F-4

Statement of Stockholders’ Equity (Deficit) for the period from May 17, 2007 (inception) through
December 31, 2007	F-5

Statements of Cash Flows for the Six Months Ended December 31, 2007 period From
May 17, 2007 (inception) through June 30, 2007	F-6

Notes to the Financial Statements	F-7

Unaudited Interim Financial Statements	F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Green Mountain Recovery, Inc.

New York, NY

We have audited the accompanying balance sheets of Green Mountain Recovery, Inc. (the “Company”) as of December 31, 2007 and June 30, 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the six months ended December 31, 2007 and the period from May 17, 2007 (inception) through June 30, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Mountain Recovery, Inc. as of December 31, 2007 and June 30, 2007 and the results of its operations and its cash flows for the six months ended December 31, 2007 and the period from May 17, 2007 (inception) through June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has minimal revenues, has incurred losses since inception and has an accumulated deficit of $55,190 at December 31, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

March 27, 2008

GREEN MOUNTAIN RECOVERY, INC.

Balance Sheets

December 31, 2007 and June 30, 2007

	December 31,	June 30,
	2007	2007
ASSETS
Current Assets:
Cash	$12,822	$3,614
Purchased accounts receivable	9,698	10,001
Total current assets	22,520	13,615

TOTAL ASSETS	$22,520	$13,615

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accrued expenses	$22,310	$10,872
Due to officer/shareholder	12,500
Total current liabilities	34,810	10,872

Stockholders' Equity (Deficit):
Preferred stock: $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock: $0.0001 par value; 99,000,000 shares authorized; 2,500,000 shares issued and outstanding	2,500	2,500
Additional paid-in capital	40,400	38,600
Accumulated deficit	(55,190)	(38,357)
Total stockholders’ equity (deficit)	(12,290)	2,743

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$22,520	$13,615

See accompanying notes to the financial statements.

GREEN MOUNTAIN RECOVERY, INC.

Statements of Operations

For the Six Months Ended December 31, 2007

and

For the Period from May 17, 2007 (Inception) through June 30, 2007

	December 31,	June 30,
	2007	2007
Operating Expenses:
Professional fees	$9,500	$37,872
General and administrative	7,333
Organization costs	-	485
Total operating expenses	16,833	38,357

Loss before income taxes	(16,833)	(38,357)

Provision for income taxes	-	-

Net loss	$(16,833)	$(38,357)

Net loss per common share - basic and diluted	$(0.01)	$(0.02)

Weighted average number of common shares outstanding – basic and diluted	2,500,000	2,311,400

See accompanying notes to the financial statements.

GREEN MOUNTAIN RECOVERY, INC.

Statement of Stockholders’ Equity (Deficit)

For the Period from May 17, 2007 (Inception) through December 31, 2007

	Common Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance, March 15, 2007 (inception)	2,294,000	$2,294	$-	$-	$2,294

Sale of common stock	56,000	56	5,544	-	5,600

Common stock issued for services	150,000	150	14,850	-	15,000

Contribution to capital	-	-	18,206	-	18,206

Net loss	-	-	-	(38,357)	(38,357)

Balance, June 30, 2007	2,500,000	2,500	38,600	(38,357)	2,743

Contribution to capital	-	-	1,800	-	1,800

Net loss	-	-	-	(16,833)	(16,833)

Balance, December 31, 2007	2,500,000	$2,500	$40,400	$(55,190)	$(12,290)

See accompanying notes to the financial statements.

GREEN MOUNTAIN RECOVERY, INC.

Statements of Cash Flows

 For the Six Months Ended December 31, 2007

and

For the Period from May 17, 2007 (Inception) through June 30, 2007

	December 31,	June 30,
	2007	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,833)	$(38,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	-	15,000

Changes in operating assets and liabilities:
Increase (decrease) in purchased accounts receivable	303	(10,001)
Increase in accrued expenses	11,438	10,872
Net Cash Used in Operating Activities	(5,092)	(22,486)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to officer/stockholder	12,500	-
Sale of common stock	-	7,894
Contributions to capital	1,800	18,206
Net Cash Provided by Financing Activities	14,300	26,100

NET CHANGE IN CASH	9,208	3,614

CASH AT BEGINNING OF PERIOD	3,614	-
CASH AT END OF PERIOD	$12,822	$3,614

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES
Cash Paid For:
Interest	$-	$-
Income taxes	$-	$-

See accompanying notes to the financial statements.

GREEN MOUNTAIN RECOVERY, INC.

Notes to the Financial Statements

June 30, 2007

NOTE 1 - ORGANIZATION

Green Mountain Recovery, Inc. (“GMR” or the “Company”) was incorporated in the State of Delaware on May 17, 2007. The Company provides accounts receivable management and collection for purchased portfolios of receivables that have been charged off by their original holders. The Company focuses on charged-off credit card receivables. The portfolios are purchased at a discount to their face value, and then the Company generally uses third party collection agencies to maximize the recovery on these receivables.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Change in Fiscal Year

On February 15, 2008 the Company changed its fiscal year from June 30 to December 31. Accordingly, this report includes the results of operations for the six months ended on December 31, 2007.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

Net Loss Per Common Share

Basic net loss per common share has been calculated by dividing the net loss for the period by the basic weighted average number of common shares outstanding. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. There were no potentially dilutive shares outstanding as of December 31, 2007 or June 30, 2007.

Revenue Recognition

Purchased Accounts Receivable:

The Company applies American Institute of Certified Public Accountants (“AICPA”) Statement of Position 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 addresses accounting for differences between contractual versus expected cash flows over an investor’s initial investment in certain loans when such differences are attributable, at least in part, to credit quality.

The Company uses all available information to forecast the cash flows of its purchased accounts receivable including, but not limited to, credit scores of the underlying debtors, seller’s credit policies, and location of the debtor.

The Company acquired the accounts receivable in a portfolio that was recorded at cost, which includes external costs of acquiring portfolios. Once a portfolio is acquired, the accounts in the portfolio are not changed, unless replaced, returned or sold. All acquired accounts receivable have experienced deterioration of credit quality between origination and the Company’s acquisition of the accounts receivable, and the amount paid for a portfolio of accounts receivable reflects the Company’s determination that it is probable the Company will be unable to collect all amounts due according to each loan’s contractual terms. The Company considers expected collections, and estimates the amount and timing of undiscounted expected principal, interest, and other cash flows (expected at acquisition). The Company determines the nonaccretable difference, or the excess of the portfolio’s contractual principal over all cash flows expected at acquisition as an amount that should not be accreted. The remaining amount represents accretable yield, or the excess of the portfolio’s cash flows expected to be collected over the amount paid, and is accreted into earnings over the remaining life of the portfolio.

At acquisition, the Company derives an internal rate of return (“IRR”) based on the expected monthly collections over the estimated economic life of the portfolio of accounts receivable compared to the original purchase price. Collections on the portfolios are allocated to revenue and principal reduction based on the estimated IRR for each accounts receivable. Revenue on purchased accounts receivable is recorded monthly based on applying the effective IRR for the quarter to its carrying value. Over the life of a portfolio, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its portfolio determined using the effective interest rates has decreased, and if so, records an expense to establish a valuation allowance to maintain the original IRR established at acquisition. Any increase in actual or estimated cash flows expected to be collected is first used to reverse any existing valuation allowance for that portfolio, or aggregation of portfolios, and any remaining increases in cash flows are recognized prospectively through an increase in the IRR. The updated IRR then becomes the new benchmark for subsequent valuation allowance testing.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed will be in effect when the differences reverse.

Stock Based Compensation

Compensation costs for common stock issued for services were based on the fair value method. Fair value was based on the fair value of the common stock issued or services provided by non-employees, whichever is more determinable.

Impact of New Accounting Standards

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8889 on February 1, 2008. Commencing with its annual report for the fiscal year ending December 31, 2008, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities”

 (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007.  EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized.  Such amounts will be recognized as an expense as the goods are delivered or the related services are performed.  The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting.  SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At December 31, 2007, the Company has no revenues, has incurred losses since inception and has an accumulated deficit of $55,190.

While the Company is attempting to generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 4 – DUE TO OFFICER/SHAREHOLDER

Due to officer/shareholder represents advances that are payable on demand and bear no interest.

NOTE 5 - STOCKHOLDERS’ EQUITY

The Company was incorporated as a C corporation on May 17, 2007 at which time 2,294,000 shares of common stock were issued to the Company’s founders in exchange for $2,300.

During the month of June 2007, the Company issued subscription agreements for the sale of its common stock at $0.10 per share. The Company sold a total of 56,000 shares for cash, totaling $5,600.

During the month of June 2007, the Company issued 150,000 shares of its common stock for services. The stock was valued at its fair market value on the date of issuance of $15,000 or $0.10 per share.

Stock Option Plan

Pursuant to a June 1, 2007 Board of Directors approval and subsequent stockholder approval, the Company adopted its 2007 Non-Statutory Stock Option Plan (the “Plan”) whereby it reserved for issuance up to 1,500,000 shares of its common stock to directors, officers, employees, consultants and professionals. The purpose of the Plan is to provide recipients with additional incentives by increasing their ownership interest in the Company.   The Plan provides for the issuance of Non-Statutory Stock Options only, which are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, as amended. The Plan expires in 2017.

No options are outstanding or have been issued under the Plan as of March 25, 2008.

NOTE 6 – INCOME TAXES

At December 31, 2007, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $55,190 that may be offset against future taxable income through 2027. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $18,700 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance.

There are no significant differences between the Company’s operating results for financial reporting purposes than for income tax purposes.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the month of June 2007, the two officers of the Company contributed capital in the amount of $18,206.

In July and August 2007 the Company’s two officers contributed $1,800 to capital.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

On June 27, 2007, the Company executed an agreement with a provider of collection agencies. The provider of the agencies will receive a servicing fee equal to 5% on all monies collected. Agency fees will be negotiated based on the portfolio serviced and placed. Either party may terminate the agreement by giving thirty (30) days notice.

GREEN MOUNTAIN RECOVERY, INC.

Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash	$5,592	$12,822
Purchased accounts receivable	79,639	9,698
Total current assets	85,231	22,520

TOTAL ASSETS	$85,231	$22,520

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accrued expenses	$19,046	$22,310
Due to officers/shareholders	89,340	12,500
Total current liabilities	108,386	34,810

Stockholders' Deficit:
Preferred stock: $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock: $0.0001 par value; 99,000,000 shares authorized; 2,500,000 shares issued and outstanding	2,500	2,500
Additional paid-in capital	40,400	40,400
Accumulated deficit	(66,055)	(55,190)
Total stockholders’ deficit	(23,155)	(12,290)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$85,231	$22,520

See accompanying notes to the financial statements.

GREEN MOUNTAIN RECOVERY, INC.

Consolidated Statements of Operations

 (Unaudited)

	Six Months Ended June 30, 2008	For the Period from May 17, 2007 (Inception) Through June 30, 2007
Revenue:
Collection Revenue	$2,373	$-
Total Revenue	2,373	-

Operating Expenses:
Professional fees	$10,000	$37,872
Collection fees	2,373	-
Organization costs		485
General and administrative	865	-
Total operating expenses	13,238	38,357

Loss before income taxes	(10,865)	(38,357)

Provision for income taxes	-	-

Net loss	$(10,865)	$(38,357)

Net loss per common share – basic and diluted	$(0.00)	$(0.02)

Weighted average number of common shares outstanding – basic and diluted	2,500,000	2,311,400

See accompanying notes to the financial statements.

GREEN MOUNTAIN RECOVERY, INC.

Consolidated Statements of Cash Flows

 For the Six Months Ended June 30, 2008

(Unaudited)

	Six Months Ended June 30, 2008	For the Period from May 17, 2007 (Inception) Through June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,865)	$(38,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	-	15,000
Changes in assets and liabilities: Increase (decrease) in purchased accounts receivables	2,899	(10,001)
Increase (decrease) in accrued expenses	(3,264)	10,872
Net Cash Used in Operating Activities	(11,230)	(22,486)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock	-	7,894
Contributions to capital	-	18,206
Due to officer/shareholders	4,000	-
Net Cash Provided by Financing Activities	4,000	26,100

NET CHANGE IN CASH	(7,230)	3,614

CASH AT BEGINNING OF PERIOD	12,822	-
CASH AT END OF PERIOD	$5,592	$3,614

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:
Cash Paid For:
Income taxes	$400	$-

See accompanying notes to the financial statements.

GREEN MOUNTAIN RECOVERY, INC.

Notes to the Consolidated Financial Statements

June 30, 2008

(Unaudited)

NOTE 1 -

ORGANIZATION

Green Mountain Recovery, Inc. (“GMR” or the “Company”) was incorporated in the State of Delaware on May 17, 2007. The Company provides accounts receivable management and collection for purchased portfolios of receivables that have been charged off by their original holders. The Company focuses on charged-off credit card receivables. The portfolios are purchased at a discount to their face value, and then the Company uses third party collection agencies to maximize the recovery on these receivables.

On June 26, 2008, the company formed GMR Credit LLC (“LLC”) under the laws of the State of New York.  The LLC, of which the Company is the sole member, was formed to provide the same services as GMR.

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10 and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. For further information, refer to the financial statements and footnotes thereto included in the Company's Transitional Report on Form 10-KSB, filed on March 31, 2008.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Net loss per common share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of June 30, 2008 or 2007.

Recently issued accounting standards

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008. Commencing with its annual report for the fiscal year ending December 31, 2009, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting; of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007.  EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized.  Such amounts will be recognized as an expense as the goods are delivered or the related services are performed.  The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting.  SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company’s fiscal year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company will adopt this standard at the beginning of the Company’s fiscal year ending December 31, 2008 for all prospective business acquisitions.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities.  Pursuant to SFAS No.161, Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption.  In years after initial adoption, this Statement requires comparative disclosures only for periods subsequent to initial adoption.  The Company does not expect the adoption of SFAS No. 161 to have a material impact on the financial results of the Company.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At June 30, 2008, the Company has no revenues, has incurred losses since inception and has an accumulated deficit of $66,055.

While the Company is attempting to generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 4 – DUE TO OFFICER/SHAREHOLDERS

During the quarter the two officers/shareholders of the Company advanced $72,840 to the Company. These advances are payable on demand and bear no interest.  The money was used to purchase portfolios of charged-off consumer debt originating from either New York or New Jersey totaling $1,984,714.

NOTE 5 – SUBSEQUENT EVENT

In July 2008, the Company purchased additional charged-off debt in the amount of $2,479,652.10 at a cost of $95,622.61.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Li & Company, P.C. is our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporations Law and our bylaws.

Under the Delaware General Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation. Our Certificate of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Delaware law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange
Commission registration fee+	$5.18
Legal fees and miscellaneous expenses (1)	$15,000.00
Accounting fees and expenses (1)	$10,000.00
Total (1)	$25,005.18
+ Previously Paid (1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On May 17, 2007, we issued 1,147,000 shares of our common stock to each of Joseph Levi and Eduard Korsinsky in consideration for the payment of an aggregate of $2,294.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

In June 2007, we issued 56,000 shares of common stock to approximately forty-five investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The aggregate consideration paid for such shares was $5,600.  We also issued 150,000 shares to ten (10) investors for the aggregate sum of $15,000. The Company conducted the private placement without any general solicitation or advertisement and a restriction on resale. The Company provided all investors in the 2007 private placement with a subscription agreement.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Certificate of Incorporation of Registrant**
3.2	By-Laws of Registrant**
4.1	Specimen Common Stock certificate**
5.1	Opinion of Krieger & Prager, LLP regarding the legality of the securities being registered*
10.1	2007 Non-Statutory Stock Option Plan**
10.2	Receivable Purchase Agreement**
10.3	Form of Regulation D Subscription Agreement **
23.1	Consent of Li & Company, P.C.*
23.2	Consent of Krieger & Prager, LLP (included in Exhibit 5.1)

* Filed herewith

**Filed as an exhibit to the Company’s registration statement on Form SB-2, File No. 333-144982, which was declared effective by the Commission on August 13, 2007 and incorporated herein by reference.

UNDERTAKINGS

The undersigned Company hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv) Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 24, 2008

GREEN MOUNTAIN RECOVERY, INC.

By:	/s/ Joseph Levi
Name:	Joseph Levi
Title:	President and Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	/s/ Joseph Levi	/s/ Eduard Korsinsky
Name:	Joseph Levi	Eduard Korsinsky
Title:	President and Chief Executive Officer & Director	Secretary and Chief Financial Officer & Director
Date:	October 24,2008	October 24,2008

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Joseph Levi  his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Eduard Korsinsky

Eduard Korsinsky

Secretary and Chief Financial Officer & Director

Date: October 24, 2008